EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENERGY INFRASTRUCTURE ACQUISITION CORP.
SETS MEETING AND RECORD DATES FOR SPECIAL MEETING OF STOCKHOLDERS

Wilmington, Delaware, October 3, 2008— Energy Infrastructure Acquisition Corp. (AMEX:EII) (AMEX:EIIW) (“Energy Infrastructure” or the “Company”) today announced that that its Board of Directors has called a special meeting of stockholders to be held on October 30, 2008, to consider and approve the dissolution and liquidation of the Company. As previously announced, the dissolution and liquidation is being proposed as contemplated by its certificate of incorporation, since the two-year period for the Company to complete a business combination has passed without one being consummated.

The Board of Directors has set October 6, 2008, as the record date for holders of Energy Infrastructure’s common stock authorized to vote at the meeting.

Important information concerning the meeting will be contained in proxy material which will be sent to stockholders in the near future. Stockholders are urged to read those materials carefully.

About Energy Infrastructure

Energy Infrastructure is a blank check company that was formed for the specific purpose of consummating a business combination. Energy Infrastructure raised net proceeds of approximately $209.3 million, after partial exercise of the underwriter’s over-allotment option, through its initial public offering consummated in July 2006.

Contact:
Energy Infrastructure Acquisition Corp.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19801

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, NY 10169
Tel: +1 212 661 7566
Email: nbornozis@capitallink.com
www.capitallink.com